EXHIBIT 99.1

State of Delaware
Secretary of State
Division of Corporation
Delivered 11:59 AM 09/28/2004
FILED 11:57 AM 09/28/2004
SRV 040699757 — 2908908 FILE

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PEOPLESUPPORT, INC.

     PeopleSupport, Inc., a corporation duly organized and existing under the General Corporation Law of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

     That the amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as amended to date, set forth in the following resolution was approved by the Corporation’s Board of Directors and stockholders and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the state of Delaware:

     RESOLVED, that Article FOURTH, Section C.3(b)(iii) of the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated to read in its entirety as follows:

     “The Corporation shall have the right to convert each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively, into shares of Common Stock at the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price, as the case may be, then in effect immediately upon the closing of the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under the Securities Act or to an employee benefit plan of the Corporation, if such firm commitment, underwritten public offering is consummated at a price per share of at least $6.95 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) and with aggregate proceeds to the Corporation and/or any selling stockholders (before deduction for underwriters’ discounts and expenses) of at least $40,000,000 (a “Qualified Public Offering”).”

     IN WITNESS WHEREOF, PeopleSupport, Inc. has caused this certificate to be signed by its duly authorized Chief Executive Officer this 27th day of September, 2004.

PEOPLESUPPORT, INC.
By:	/s/Lance Rosenzweig
Lance Rosenzweig
Chief Executive Officer